UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): March 10, 2006

TETRA Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13455	74-2148293
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

25025 Interstate 45 North, Suite 600

The Woodlands, Texas 77380

(Address of Principal Executive Offices and Zip Code)

(281) 367-1983

(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b). Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 23, 2006, the Board of Directors of TETRA Technologies, Inc. (“TETRA”) proposed amendments to the company’s Restated Certificate of Incorporation that would effect the declassification of the Board of Directors and result in the annual election of directors starting in 2007. The proposed amendments effecting the declassification are subject to, and contingent on, stockholder approval at the company’s annual meeting of stockholders to be held on May 2, 2006 (the “2006 Annual Meeting”).

Effective March 10, 2006, in connection with the company’s declassification proposal, TETRA and each Class I director nominee to be considered for election at the 2006 Annual Meeting (whose term would otherwise expire at the company’s annual meeting of stockholders to be held in 2009, absent approval of the declassification proposal) and each current Class III director (whose term would otherwise expire at the company’s annual meeting of stockholders to be held in 2008, absent approval of the declassification proposal) entered into the Director Resignation Agreement (the “Agreement”) which is attached hereto as Exhibit 10.1 and is incorporated by reference herein. The Class II directors did not execute the Agreement because their terms expire in 2007. Under the Agreement, each such director and director nominee has contractually agreed to resign without further action effective immediately prior to TETRA’s annual meeting of stockholders to be held in 2007, subject to stockholder approval of the declassification proposal and the filing of appropriate amendments to the company’s Restated Certificate of Incorporation. The purpose of the resignations reported today is simply to facilitate the transition to a declassified Board of Directors by shortening the director terms of the Class I and Class III directors and allowing all directors to be elected to one-year terms starting in 2007.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
10.1	Director Resignation Agreement with all Class I director nominees and current Class III directors, dated March 10, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA Technologies, Inc.

By: /s/Geoffrey M. Hertel

Geoffrey M. Hertel

President & Chief Executive Officer

Date: March 13, 2006

EXHIBIT INDEX

Exhibit Number	Description
10.1	Director Resignation Agreement with all Class I director nominees and current Class III directors, dated March 10, 2006.